FOR IMMEDIATE RELEASE:

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Investor Relations:

FastLane

4J Consulting Corp.

Christopher Faust

Jeffrey Miller

(973) 906-5553

(516) 375-9750

chris@fastlane.co

jsm7227@aol.com

Onstream Media Corporation Announces

First Quarter Fiscal 2015 Financial Results

Pompano Beach, Florida (October 7, 2015) – Onstream Media Corporation (OTC.PK: ONSM), a leading online service provider of corporate audio and web communications, including webcasting, webinar, conferencing and virtual event technology, has reported its financial results for the first quarter of fiscal 2015, the three months ended December 31, 2014.

Summary

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Consolidated revenues were approximately $4.2 million for the three months ended December 31, 2014. There was no material change in consolidated revenues for the three months ended December 31, 2014, as compared to the first quarter of fiscal 2014.

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Digital Media Services Group revenues were approximately $1.5 million for the three months ended December 31, 2014, an increase of approximately $21,000 (1.5%) from the first quarter of fiscal 2014. Audio and Web Conferencing Services Group revenues were approximately $2.8 million for the three months ended December 31, 2014, a decrease of approximately $26,000 (0.9%) from the first quarter of fiscal 2014.

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Consolidated gross margin percentage was 73.6% for the three months ended December 31, 2014, versus 71.7% for the first quarter of fiscal 2014.

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EBITDA, as adjusted, for the three months ended December 31, 2014 was approximately $351,000, an increase of approximately $93,000 (35.8%) as compared to EBITDA, as adjusted, of approximately $258,000 for the first quarter of fiscal 2014.

Financial Discussion

The $21,000 increase in Digital Media Services Group revenues for the three months ended December 31, 2014, as compared to the first quarter of fiscal 2014, was primarily due to an increase in webcasting division revenues. Revenues of the webcasting division decreased by approximately $64,000 (5.5%) for the three months ended December 31, 2014 as compared to the first quarter of fiscal 2014. The approximately 1,100 webcasts we produced during the three months ended December 31, 2014 was approximately the same as the number of webcasts we produced during the first quarter of fiscal 2014. The average revenue per webcast event of $1,177 for the three months ended December 31, 2014 was also approximately the same as for the first quarter of fiscal 2014.

The $26,000 decrease in Audio and Web Conferencing Services Group revenues for the three months ended December 31, 2014, as compared to the first quarter of fiscal 2014, was primarily due to a decrease in the EDNet division’s network usage revenues and in particular lower usage of EDNet’s bridging services. The Infinite and OCC divisions, which are also part of the Audio and Web Conferencing Services Group, had combined revenues of approximately $2.3 million for the three months ended December 31, 2014, which represented an increase of approximately $45,000 (2.0%) as compared to the first quarter of fiscal 2014. This was in turn primarily due to a 17.9% increase in the number of minutes billed by the Infinite division which was approximately 38.7 million for the three months ended December 31, 2014, as compared to approximately 33.3 million minutes for the first quarter of fiscal 2014. This increase in the number of minutes billed by the Infinite division was partially offset by a decrease in average revenue per minute, which was approximately 5.6 cents for the three months ended December 31, 2014, as compared to approximately 6.2 cents for the first quarter of fiscal 2014.

Consolidated gross margin was approximately $3.1 million for the three months ended December 31, 2014, an increase of approximately $78,000 (2.6%) from the first quarter of fiscal 2014. Our consolidated gross margin percentage was 73.6% for the three months ended December 31, 2014, versus 71.7% for the first quarter of fiscal 2014. This increase in percentage was primarily due to a reduction in audio and web conferencing cost of sales, in absolute dollars, even though audio and web conferencing revenues increased. Effective June 2014, we renegotiated a supplier contract representing approximately $295,000 in annualized savings, which reduced our cost of sales by approximately $70,000 in aggregate for the first three months of fiscal 2015, as compared to the corresponding prior year period, and we expect will reduce our cost of sales by approximately $127,000 in aggregate for the next five months of fiscal 2015 as compared to the corresponding prior year period. Effective June 2015, we again renegotiated the same supplier contract representing approximately $219,000 in annualized savings, which we expect will reduce our cost of sales by approximately $73,000 in aggregate for the last four months of fiscal 2015 as compared to the corresponding prior year period.

Consolidated operating expenses were approximately $3.0 million for the three months ended December 31, 2014, a decrease of approximately $27,000 (0.9%) from the first quarter of fiscal 2014, due to an approximately $72,000, or 3.7%, decrease in compensation, including compensation paid with equity, as compared to the first quarter of fiscal 2014. During the period from June 2013 primarily through February 2014 we made certain headcount reductions representing approximately $1.1 million in annualized savings, which accounted for an approximately $145,000 reduction in cash compensation expense for the three months ended December 31, 2014, as compared to the first quarter of fiscal 2014. This reduction was partially offset by increased compensation for the remaining employees, increases in health insurance and other benefit costs and a reduction of capitalized payroll related to software development.

Onstream’s first quarter fiscal 2015 net loss of approximately $415,000, or $(0.02) loss per share, was based on approximately 24.6 million weighted average shares outstanding, as compared to a first quarter fiscal 2014 net loss of approximately $578,000, or $(0.03) loss per share, which was based on approximately 22.0 million weighted average shares outstanding. The decreased net loss was primarily due to the increase in gross margin discussed above. In addition, there was an approximately $59,000, or 10.8%, decrease in other non-operating expenses for the three months ended December 31, 2014, as compared to the first quarter of fiscal 2014, which decrease was primarily due to a debt extinguishment loss of approximately $89,000 recognized during the first quarter of fiscal 2014, for which there was no corresponding item during the three months ended December 31, 2014.

Cash provided by operating activities (before changes in current assets and liabilities other than cash) for the three months ended December 31, 2014 was approximately $151,000, compared to approximately $71,000 provided by operations for the first quarter of fiscal 2014. This approximately $80,000 increase was primarily due to the increase in gross margin discussed above.

The approximately $93,000 increase in EBITDA, as adjusted, for the three months ended December 31, 2014, as compared to the first quarter of fiscal 2014, was also primarily due to the increase in gross margin.

Teleconference

Because of the timing of the release of these results and the filing of the related 10-Q, Onstream’s leadership team will combine its conference call discussing the financial results for the three months ended December 31, 2014 with a discussion of the financial results for the second and third quarters of fiscal 2015, the three month periods ended March 31 and June 30, 2015.The time and date of that combined conference call will be announced by us when the third quarter fiscal 2015 10-Q is filed.

About Onstream Media

Onstream Media Corporation (OTC.PK: ONSM) is a leading online service provider of corporate audio and web communications, including webcasting, webinar, conferencing and virtual event technology. Onstream Media’s innovative webcasting platform has recently been ranked #1 by TopTenREVIEWS. The company's video streaming, hosting and publishing platform  - Streaming Publisher - provides customers with cost effective tools for encoding, managing, indexing, and publishing content to the Internet or virtually any mobile device. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include American Honda, Dell, GE Capital, Georgetown University, IRS, HBO Latin America, HubSpot, PR Newswire, Stanford University and the U.S. Department of Agriculture. Onstream Media's strategic relationships include Akamai, BT Conferencing and Trade Show News Network. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Financial Tables Follow

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended December 31,
	2014	2013

REVENUE:
Audio and web conferencing	$2,314,784	$2,270,191
Webcasting	1,237,202	1,172,960
Network usage	429,564	494,752
DMSP and hosting	213,888	239,011
Other	15,143	38,833
Total revenue	4,210,581	4,215,747

COSTS OF REVENUE:
Audio and web conferencing	579,263	626,045
Webcasting	287,644	310,569
Network usage	200,335	209,448
DMSP and hosting	45,178	37,048
Other	-	12,002
Total costs of revenue	1,112,420	1,195,112

GROSS MARGIN	3,098,161	3,020,635

OPERATING EXPENSES:
General and administrative:
Compensation (excluding equity)	1,807,775	1,887,108
Compensation paid with common shares and other equity	81,638	74,450
Professional fees	302,852	290,110
Other	630,533	587,287
Depreciation and amortization	202,968	214,187
Total operating expenses	3,025,766	3,053,142

Income (loss) from operations	72,395	(32,507)

OTHER EXPENSE, NET:
Interest expense	(480,945)	(459,306)
Debt extinguishment loss	-	(88,807)
Other (expense) income, net	(6,033)	2,315

Total other expense, net	(486,978)	(545,798)

Net loss	$(414,583)	$(578,305)

Loss per share – basic and diluted:

Net loss per share	$(0.02)	$(0.03)
Weighted average shares of common stock outstanding – basic and diluted	24,581,464	21,993,871

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO EBITDA AND EBITDA, AS ADJUSTED

(unaudited)

	Three Months Ended December 31,
	2014	2013

Net loss	$(414,583)	$(578,305)
Add: Depreciation and amortization	202,968	214,187
Add: Interest expense	480,945	459,306
EBITDA	$269,330	$95,188

EBITDA	$269,330	$95,188
Add: Compensation paid with common shares and other equity	81,638	74,450
Add: Debt extinguishment loss	-	88,807
EBITDA, as adjusted	$350,968	$258,445

EBITDA is defined as earnings (loss) before interest expense, depreciation, income taxes and amortization.

EBITDA, as adjusted, represents EBITDA, as defined above, adjusted for compensation paid with common shares and other equity and debt extinguishment loss.

EBITDA and EBITDA, as adjusted, are non-U.S. GAAP financial measures.

Management believes EBITDA and EBITDA, as adjusted, to be meaningful indicators of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA and EBITDA, as adjusted, is commonly used by financial analysts and others who follow our industry to measure operating performance. While management considers EBITDA and EBITDA, as adjusted, to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP). EBITDA and EBITDA, as adjusted, do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA or EBITDA, as adjusted, in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2014	September 30, 2014
	(unaudited)
ASSETS
CURRENT ASSETS:	$564,205	$389,015
Cash and cash equivalents	2,212,220	2,082,379
Accounts receivable, net of allowance for doubtful accounts	182,447	124,826
Prepaid expenses	34,514	37,935
Inventories and other current assets	2,993,386	2,634,155
Total current assets	1,714,191	1,790,498
PROPERTY AND EQUIPMENT, net	500,189	526,917
INTANGIBLE ASSETS, net	8,358,604	8,358,604
GOODWILL, net	231,453	201,609
OTHER NON-CURRENT ASSETS	$13,797,823	$13,511,783
Total assets

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,122,299	$1,697,202
Accrued liabilities	1,575,358	1,414,424
Amounts due to directors and officers	962,575	882,566
Deferred revenue	83,498	77,624
Notes and leases payable – current portion, net of discount	2,129,852	2,451,681
Total current liabilities	6,873,582	6,523,497
Notes and leases payable, net of current portion and discount	808,779	1,015,379
Convertible debentures, net of discount	2,055,240	1,632,952
Total liabilities	9,737,601	9,171,828

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 22,444,580 and 21,964,580 issued and outstanding, respectively	2,242	2,194
Common stock committed for issue – 2,866,667 and 2,566,667 shares, respectively	281	256
Additional paid-in capital	145,126,762	144,991,985
Obligation to repurchase common shares	(233,233)	(233,233)
Accumulated deficit	(140,835,830)	(140,421,247)
Total stockholders’ equity	4,060,222	4,339,955

Total liabilities and stockholders’ equity	$13,797,823	$13,511,783

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